EXHIBIT 99

HILLS BANCORPORATION
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

1.	Purposes

The Hills Bancorporation Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of Hills Bancorporation, an Iowa corporation, and its wholly-owned subsidiary, Hills Bank and Trust Company, with an opportunity to share in the ownership of the Corporation by providing them with a convenient means to purchase shares of the common stock of Hills Bancorporation through payroll deductions.

This Plan was approved by the Board of Directors of the Corporation on February 28, 2012 and approved by the stockholders of the Corporation at the April 16, 2012 Annual Meeting of Stockholders.  The changes included in this Amended and Restated Employee Stock Purchase Plan were approved by the Board of Directors on May 22, 2012.

2.	Definitions

A.
“Agent” means the Trust Department of the Hills Bank and Trust Company, or such brokerage firm, trust department or other firm as may be appointed by the Board of Directors to carry out the functions assigned to the Agent by the terms of this Plan.

B.	“Board of Directors” means the Corporation’s Board of Directors.

C.	“Committee” means the committee appointed by the Board of Directors and delegated the authority to administer the Plan pursuant to Section 16 below.

D.	“Corporation” means Hills Bancorporation, an Iowa corporation.

E.	“Code” means the Internal Revenue Code of 1986, as amended.

F.	“Common Stock” means the Corporation’s common stock, no par value.

G.
“Compensation” means the cash compensation paid by the Corporation or a Subsidiary to a Participant during an Offering Period.  This amount shall include any amount that the Participant has elected to defer for federal income tax purposes under any 401(k) savings plan, Section 125 cafeteria plan or deferred compensation plan maintained by the Corporation or a Subsidiary.  Compensation shall not include any amount paid to the Participant that (i) is paid during the relevant Offering Period under any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (ii) is not paid to the Participant in cash; or (iii) except as otherwise provided in the preceding sentence, is not included in the income of the Participant for federal income tax purposes.

H.	“Enrollment Form” means the enrollment form described below, in such form as may be approved by the Committee from time to time.

I.
“Market Price” means the value of a share of the Common Stock as of a particular date, determined on the basis of the most recent quarterly independent stock appraisal received by the Corporation or by such other method as shall be specified by the Committee.

J.
“Offering” means an offer made by the Corporation to eligible employees, permitting them to purchase shares of Common Stock with payroll deductions accumulated during an Offering Period, on the terms and conditions described in this Plan.

K.	“Offering Date” means July 1, 2012, and the first day of each Offering Period thereafter.

L.	“Offering Period” means the period from July 1, 2012 through September 30, 2012, and each calendar quarter thereafter.

M.	“Participant” means an eligible employee who has enrolled in the Plan for an Offering Period, authorized payroll deductions for the purchase of Common Stock and has an account under this Plan.

N.
“Proceeds” means the total amount accumulated for the benefit of the Participant during a single Offering Period, comprised of the aggregate of the payroll deductions taken from the Participant’s Compensation during such Offering Period together with dividends thereon.

O.
“Purchase Date” means the last business day of each Offering Period, or, at the discretion of the Committee, such subsequent business day or days on which shares of Common Stock are to be purchased with the Proceeds accumulated for Participants during the Offering Period.

P.	“Subsidiary” means Hills Bank and Trust Company, and any other corporation that is a subsidiary of the Corporation within the meaning of Code Section 424(f).

3.	Eligibility

Each employee of the Corporation and the Subsidiary shall be eligible to purchase shares of Common Stock in Offerings under this Plan, provided that no employee shall be eligible if such employee:

A.	has not been employed for at least three (3) months as of the Offering Date for the Offering Period; or

B.
owns, at the beginning of the Offering Period, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Corporation stock, applying the rules of Code Section 424(d) in determining stock ownership.

4.	Employee Enrollment and Payroll Deductions

A.
An eligible employee shall become a Participant in the Plan for any Offering Period by completing and filing with the Corporation an Enrollment Form, which Enrollment Form shall include a payroll deduction authorization together with instructions to use the deductions to purchase shares of Common Stock under the Plan.  This Enrollment Form must be filed at least five (5) business days prior to the Offering Date for that Offering Period.

B.
In the Enrollment Form, each Participant shall choose a payroll deduction in a whole percentage from 1% to 15% of his or her Compensation, provided that the Participant’s total payroll deductions for the Offering Periods during any single calendar year shall not be more than $10,000.

C.
As of each pay day during each Offering Period, the Corporation or Subsidiary will deduct the specified percentage amount from the Compensation payable to each Participant.  The Corporation will hold each Participant’s Proceeds in non-interest bearing accounts until each Participant’s proceeds are used to purchase shares.  A Participant may not make any separate cash payment into such account.

D.
A Participant may not increase or reduce the amount of Participant’s payroll deductions until the next Offering Date, except Participant may reduce the amount of Participant’s payroll deductions to 0% and withdraw from participation in the Plan, as described in Section 8.

E.
Each Participant returning an Enrollment Form for an Offering Period shall be given the right to purchase shares of Common Stock on the Purchase Date for the Offering Period.  Unless the Participant withdraws pursuant to Section 8, the Participant shall be deemed to have elected to use all of the Proceeds accumulated on behalf of the Participant during the Offering Period to purchase shares on the Purchase Date.

5.	Purchase Price

The price to Participants for each share to be purchased on the Purchase Date for an Offering Period shall be the lesser of:

A.	the Market Price on the Offering Date, or

B.	the Market Price on the Purchase Date.

6.	Method of Purchase

On each Purchase Date, the Proceeds accumulated on behalf of each Participant during the Offering Period will be applied to purchase shares of Common Stock of the Corporation.  These shares will be purchased directly from the Corporation, or, at the discretion of the Committee, through purchases of shares of Common Stock on the open market.  If however, the Proceeds are used to purchase shares on the open market, the number of shares purchased on the open market on any Purchase Date shall be limited to the average daily trading volume of the Common Shares for the prior ten business days.  If the number of shares the Agent would otherwise be purchasing with Proceeds for the Offering Period exceeds this limit, the remainder of the shares for that Offering Period shall be purchased directly from the Corporation.

Fractional shares may be purchased on behalf of Participants and credited to the accounts of individual participants, under such procedures as the Corporation and the Agent may adopt for the treatment of fractional shares.

7.	Minimum and Maximum Purchases in Offering

Notwithstanding the foregoing, the maximum and minimum number of shares of Common Stock an eligible employee may purchase in any Offering Period shall be limited as follows:

A.
The minimum payroll deduction permitted during an Offering Period shall not be less than 1 percent of the Participant’s compensation during the Offering Period.  If the amount withheld during the Offering Period should be less than the amount needed to purchase at least one full share of Common Stock, the withheld amounts may be retained and carried over for use in a subsequent Offering.

B.
The maximum number of shares an eligible employee may purchase in an Offering Period shall be limited to shares with a total Market Price of $10,000, calculated using the Market Price on the Offering Date for the Offering Period, reduced by the value of the shares (if any) purchased during previous Offering Periods during the same calendar year.

8.	Withdrawal from Offering

A Participant may give written notice to the Corporation or the Subsidiary of his or her intent to revoke his or her election to participate in the current Offering under the Plan, reduce the amount of payroll deductions to 0% and withdraw the entire cash balance already accumulated on his or her behalf during the Offering Period.  Such written notice shall be effective only if received at least five (5) business days prior to the Purchase Date for the Offering Period.  Such withdrawal will terminate the Participant’s right to purchase any shares of Common Stock under this Plan for that Offering Period.  In addition, a Participant who withdraws shall not be eligible to enroll in any subsequent Offering unless a new Enrollment Form has been filed at least 20 days prior to the Offering Date for such subsequent Offering.

9.	Issuance of Shares

Shares purchased on behalf of a Participant in an Offering under the Plan shall initially be issued in “book entry” form, and held by the Agent as custodian until such time as the Participant may request in writing that the shares of Common Stock in his or her account be distributed to the Participant.

The Corporation and the Agent may establish such rules and procedures as they, in their discretion, determine to be necessary or desirable with respect to distributions of shares purchased under this Plan, including any rules imposing limits on such distributions or restricting the timing or frequency of such distributions they may determine to be suitable, and rules addressing the distribution or liquidation of fractional shares held in participant accounts.

10.	Rights as a Shareholder; Dividends

A.
A Participant shall have no rights as a shareholder with respect to any shares of Common Stock offered to the Participant with respect to an Offering Period hereunder until the shares have been purchased on the Participant’s behalf on the Purchase Date for that Offering Period.  In regard to shares paid for and in a Participant’s account, the Participant shall have all rights accruing to an owner of record of such shares, including voting rights and the right to receive dividends.

B.
The dividends payable on the shares of Common Stock in the Agent’s custody shall be allocated to the Proceeds accounts of Participants, in proportion to the number of shares held on each Participant’s behalf, and then distributed to the affected Participants (unless a Participant has requested that such shares be re-invested pursuant to any dividend reinvestment plan implemented by the Corporation).

11.	Termination of Employment

As soon as administratively practicable after the termination of a Participant’s employment with the Subsidiary or Corporation for any reason other than death, the Participant’s Proceeds accumulated during the Offering Period in which his employment terminated will be refunded, and any shares of Common Stock held on the Participant’s behalf by the Agent will be distributed in kind.  As an alternative to the latter, the terminated Participant may request that the Agent sell the shares of Common Stock in the account and forward the net proceeds to the Participant.

12.	Nontransferablity

Neither payroll deductions credited to the account of a Participant nor the Participant’s right and option to purchase shares of Common Stock under the Plan may be assigned, transferred, or alienated.

13.	Beneficiary Designation and Rights

A Participant may file a written beneficiary designation, or a revision thereof.  In the absence of such designation, or if the named beneficiary predeceased the Participant, the Participant’s estate shall be deemed to be the beneficiary.  In the event of the Participant’s death, the Proceeds of the current Offering shall be applied to the purchase of shares on the next Purchase Date, and deliver all the Common Stock held for the deceased Participant to the beneficiary, together with any remaining Proceeds, subject to receipt of the Participant’s death certificate and satisfactory evidence of the beneficiary’s identity and acceptance of the Common Stock and Proceeds.  The beneficiary shall have no rights under the Plan during the Participant’s lifetime.

14.	Shares Authorized; Change in Corporate Structure and Capitalization

A.
Subject to adjustment upon changes in the capitalization of the Corporation as provided in Section 14B below, the maximum number of shares of Common Stock which shall be made available for purchase under this Plan is 50,000 shares.  The shares of Common Stock purchased under the Plan shall be authorized but unissued shares of the Corporation’s Common Stock or unissued treasury shares held by the Corporation, or, at the discretion of the Committee, shares of Common Stock purchased by the Agent in transactions on the open market.

B.
In the event of any change in the number of outstanding shares of Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares, or any other change in the corporate structure or shares of stock of the Corporation, the Board of Directors will make an appropriate adjustment, in accordance with applicable provisions of the Code and law, in the number and kind of shares which may be offered under the Plan, both in the aggregate and as to each Participant, the number of shares then subject to offerings theretofore made, and the price of shares offered under the Plan.

15.	Securities Laws

The Corporation shall not be obligated to issue any Common Stock pursuant to the Plan at any time when the shares have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Corporation or the Board of Directors deems applicable and, in the opinion of legal counsel for the Corporation, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares.  Further, all Common Stock acquired pursuant to the Plan shall be subject to, and may be sold only in a manner consistent with any policies concerning compliance with securities laws and insider trading, as the same may be implemented from time to time.

16.	Administration

A.
The Plan shall be administered by the Compensation Committee of the Board of Directors, or to other committee which may be appointed by the Board for this purpose (the “Committee”).    The members of such Committee shall serve at the pleasure of the Board of Directors.

B.
The interpretation and construction of any provision of the Plan, and the adoption of rules for administering the Plan, shall be made by the Committee.  Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Corporation and all Participants, their beneficiaries and legal representatives.  Any rule adopted by the Committee shall remain in full force and effect unless and until amended or repealed by the Committee or by the full Board of Directors.

C.
The Committee shall have the right to appoint the Subsidiary’s trust department as the Agent, or, in its discretion, appoint any other entity or person to serve as the Agent, and to delegate to them certain functions or services to be performed in connection with Plan administration, and to name successors.

D.
The Agent retained by the Committee will perform the record keeping functions under the Plan, and, using the information provided to it by the Corporation, will account for each Participant’s deductions and maintain each Participant’s account.

E.
The Agent will mail to each Participant’s home address a quarterly statement showing the number of shares of Common Stock held beneficially for the Participant, the amount of cash in the Participant’s Proceeds account, and any purchases of shares in the Offering Period that closed during the calendar quarter reflected in the statement.

F.
If at any time the number of shares which would otherwise be purchased by Participants under this Plan during an Offering Period shall exceed the number of sharesauthorized for purchase under the Plan on a certain Purchase Date, the number of shares which may be purchased by each Participant shall be reduced proportionately.  Payroll deductions not able to be used shall, at the Committee’s discretion, remain in the Participant’s Proceeds account to be used to purchase shares in future Offering Periods or be refunded to the affected Participants.

17.	Amendment and Termination

The Board of Directors may at any time terminate or amend the Plan, provided that no amendment may be made without approval of the shareholders of the Corporation if such amendment would increase the number of shares which may be available under the Plan, except by operation of Section 14 B. of the Plan.

18.	Miscellaneous Matters

A.
On each Purchase Date, the Corporation or Subsidiary shall determine the amount of taxable income (if any) each Participant must recognize in connection with the purchase of shares on that Purchase Date.  The Participant must make adequate arrangements, satisfactory to the Corporation, for payment of the Corporation’s federal, state or other payroll tax withholding obligations (if any) which arose on the purchase of shares under this Plan.  The Corporation may withhold from the Participant’s Compensation the amounts necessary for the Corporation to satisfy its payroll tax withholding obligations.

B.
Participation in this Plan shall not be construed to give any eligible employee any right to continued employment with the Corporation or a Subsidiary, or to give the eligible employee any employment status other than that of an “at will” employee.

19.	Legal Status of Plan

This Plan and rights to purchase shares of Common Stock under this Plan shall be governed by the laws of the state of Iowa.   This Plan isintended to qualify as an “employee stock purchase plan” under Section 423 of the Code.  This Plan is not an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

20.	Shareholder Approval

The effectiveness of this Plan is subject to its approval by the Corporation’s shareholders at the 2012 Annual Meeting of Shareholders, or within a twelve month period after the date the Plan is adopted by the Board of Directors.  In the event shareholder approval of this Plan is not obtained within this period, the Plan shall terminate, all shares purchased under the Plan shall be returned to the Corporation, and the Agent shall refund to each Participant any Proceeds accumulated for the Participant and the current value of any shares of Common Stock then held by the Agent on the Participant’s behalf.